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Exhibit 10.5

PLAN DOCUMENT
Executive Incentive Compensation Program
Fiscal Year 2001

1.0  Intent

    The intention of the Executive Incentive Compensation Program for Fiscal Year 2001 is to provide incentives to eligible Exar Corporation executives for achieving or surpassing established revenue and pre-tax profit goals derived from the FY 2001 Financial Plan. (see Attachment 1, FY 2001 Financial Plan).

2.0  Management Participant Qualifications

  2.1
  Direct participation is limited to a small group of executives who have an important influence on the operation, profits, and future of Exar. Generally, only the corporate officers and the directors of major staff or line functions may be eligible.

  2.2
  Participation shall be recommended by the President/CEO or Executive Vice-President/CFO and is subject to concurrence by the Compensation Committee of the Board of Directors.

  2.3
  An invitation to participate and the information divulged in connection with the program must be considered private and not be discussed with others.

3.0  Funding of the Incentive Plan Pool

  3.1
  General:

    The Incentive Plan Pool will be funded upon achievement of certain revenue and pre-tax profit goals. The pre-tax profit goal must be met at the pre-established threshold levels before any pool funding takes place. Further, this plan will not be funded unless there is funding and payout for the Fiscal Year 2001 Key Employee Incentive Program.

  3.2
  Calculation for Pool Funding

    The size of the executive pool is the sum of the fiscal year 2001 annual base salary of the participants times their respective target award percentages. The pool size will be modified according to the actual revenue and profit performance levels compared to the approved financial plan for fiscal year 2001. Use the table in Attachment 2 to determine the pool size. For example, if the actual revenue level were $107M, the pool for revenue achievement would be $635.7K. If the pre-tax profit were $35.9M, the pool for the pre-tax profit achievement would be $751.8K. The total pool would be $1.388M ($635.7K + $751.8K). (See Attachment 4 for example).

  3.3
  Calculation for Individual Payout

    The individual payout is determined by factoring one's base salary, individual target award percentage, actual corporate revenue and pre-tax profit results, and personal performance factors. (see Attachment 4 for example of individual calculation).

4.0  Rules

  4.1
  Pre-tax profits or revenues generated by "creative accounting" or by system changes will be excluded for purposes of this program.

  4.2
  In calculating incentive compensation, "salary" will be the total base compensation for the fiscal year, excluding any incentive pay, bonus payments, auto allowance, etc.

  4.3.
  It is recognized that certain unforeseen events or inequities could develop in the plan as established. Consideration will be given to unusual circumstances. Such consideration may be given by the Compensation Committee and the Committee's decision will be final.

  4.4
  Payments will be made in accordance with the final annual statements as audited by the Company's independent Certified Public Accountants. Amounts earned should be paid prior to June 15.

  4.5
  In order to remove any deterrent to a "Purchase Acquisition", the write-off of in-process R&D will be added back to profits for calculation of pre-tax profit.

  4.6
  The Compensation Committee determines the target award for participants. (See Attachment 3, Participants).

  4.7
  The program is to be in force for FY2001, and only those who are in the employ of the company and still a member of the eligible executive group through the date of payout will qualify for payments.

  4.8
  As business conditions, participants' position, or the corporation's needs change, the Compensation Committee reserves the right to modify or cancel at any time with prior notice this Incentive Program, and participants should not presume continued participation in an Incentive Program.

Attachments:	1	FY2001 Approved Financial Plan
	2	FY2001 Incentive Pool Funding Matrices
	3	FY2001 Participants
	4	Example of Individual Calculation/Formula for Payment

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PLAN DOCUMENT Executive Incentive Compensation Program Fiscal Year 2001